Exhibit 99.1

Iowa American Water Granted New Rates by Iowa Utilities Commission

Increase Driven by Over $157 Million in Infrastructure Investments

DAVENPORT, IOWA. (MAY 22, 2025) – The Iowa Utilities Commission (IUC) issued an order on May 21 approving new water and wastewater rates for Iowa American Water. The company’s rate request was filed on May 1, 2024, and was primarily driven by over $157 million in infrastructure investment in treatment and distribution system upgrades since its last rate filing.

“We are committed to making appropriate investments to continue to provide safe, clean, reliable and affordable services,” said Brad Nielsen, President, Iowa American Water. “Our effective capital planning and consistent focus on efficiently operating our systems keep our water and wastewater services compliant with state and federal regulations for the benefit of the customers and communities we serve in Iowa.”

Next, Iowa American Water will prepare and file rates that reflect the IUC’s Order. After review of the filing, an effective date for the new rates will be established by the IUC. Interim rates became effective on May 11, 2024.

Iowa American Water offers customer payment installment plans and budget billing options on the MyWater customer portal at iowaamwater.com. More information on these programs can be found on the company’s website, under Customer Service & Billing, Customer Assistance programs.

Customers will receive information about the new rates on their Iowa American Water bill. Information will also be available on the company’s website here under Customer Service Billing, Your Water and Wastewater Rates. Additional information can also be found on the Iowa Utilities Commission’s website at iuc.iowa.gov.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,700 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Iowa American Water
Iowa American Water, a subsidiary of American Water is the largest regulated water utility in the state, providing safe, clean, reliable and affordable water services to approximately 227,000 people.

For more information, visit iowaamwater.com and follow Iowa American Water on Facebook and X.

AWK-IR

Media Contact:
Lisa Reisen
Senior Manager - External Communications
(563) 343-6127
lisa.reisen@amwater.com